Exhibit 14.2

CHARLES & COLVARD, LTD.

CODE OF ETHICS

FOR

SENIOR FINANCIAL OFFICERS

(Adopted February 16, 2004)

Charles & Colvard, Ltd. (together with its subsidiaries, the “Company”) is committed to conducting its business in compliance with the law and the highest ethical standards. This Code of Ethics applies to the persons holding the offices of Chief Executive Officer, Chief Financial Officer, Treasurer and the principle accounting officer (individually, a “Senior Financial Officer” and collectively, the “Senior Financial Officers”) of the Company. Its purpose is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission (the “SEC”). While covering a wide range of business practices and procedures, this Code cannot and does not cover every issue that may arise, or every situation in which ethical decisions must be made, but rather sets forth key guiding principles of business conduct that the Company expects of its Senior Financial Officers. The obligations of this Code of Ethics supplement, but do not replace, the Company’s Code of Business Conduct and Ethics applicable to all employees, officers and directors.

This Code is intended to be our Code of Ethics for Senior Financial Officers pursuant to the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and related rules of the SEC.

1. Senior Financial Officers are expected to carry out their responsibilities honestly and with integrity, exercising at all times their best independent judgment.

2. Senior Financial Officers shall comply with the Company’s Code of Business Conduct and Ethics, including but not limited to its provisions relating to:

(a) the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b) the full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with or submits to the Securities and Exchange Commission and in other public communications;

(c) compliance with applicable governmental laws, rules and regulations;

(d) the prompt internal reporting of violations of the Code of Business Conduct and Ethics to the person or persons designated in the Code; and

(e) accountability for adherence to the Code of Business Conduct and Ethics.

3. The Senior Financial Officers are responsible for promptly bringing to the attention of the Chairman of the Audit Committee or the full Board of Directors:

(a) Any matters that could compromise the integrity of the Company’s financial reports;

(b) Any disagreement with respect to any material accounting matter; and

(c) Any violation of this Code of Ethics or of any law or regulation related to the Company’s accounting or financial affairs.

4. No Senior Financial Officer may discharge, demote, suspend, threaten, harass, or in any other manner discriminate against any employee in the terms and conditions of employment based upon any lawful act done by the employee (i) to provide information, cause information to be provided or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of law, including any rule or regulation of the SEC, or any provision of federal law relating to fraud against shareholders; (ii) to file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the employer) relating to an alleged violation of law, including any rule or regulation of the SEC, or any provision of federal law relating to fraud against shareholders; or (iii) to make any report pursuant to the Company’s Employee Complaint Policies and Procedures for Accounting and Auditing Matters.

5. Any waiver of this Code of Ethics may be made only by our Board of Directors and will be promptly disclosed as required by law or The Nasdaq Stock Market.

6. The Board of Directors will investigate or cause to be investigated alleged violations of this Code of Ethics. The Board will provide any Senior Financial Officer who is alleged to have violated this Code of Ethics a fair opportunity to be heard regarding his or her alleged conduct. The Board will take appropriate action if the Board determines as a result of its investigation that a violation of this Code of Ethics occurred.

7. A failure by any Senior Financial Officer to comply with the laws or regulations governing the Company’s business, this Code of Ethics, the Code of Business Conduct and Ethics or any other Company policy or requirement may result in disciplinary action, including termination and, if warranted, legal proceedings.

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